Exhibit 10.1

EXECUTION VERSION

FACILITY AGREEMENT

dated as of March 11, 2020

by and among

SIENTRA, INC.,

as the Borrower,

the other Loan Parties party hereto from time to time,

the Lenders

and

DEERFIELD PARTNERS, L.P.,

as agent for itself and the Lenders

i

ii

iii

Annexes

Annex A	Disbursement Amount

Schedules

Schedule 2.3	Payment Details and Notice Information

Schedule 3.1	Existence and Power

Schedule 3.4	Capitalization

Schedule 3.6	Litigation

Schedule 3.17	Material Contracts

Schedule 3.18	Environmental Matters

Schedule 3.19	Intellectual Property

Schedule 3.26	Accounting Controls

Schedule 6.1	Debt; Contingent Obligations

Schedule 6.2	Liens

Schedule 6.7	Investments

Schedule 6.8	Transactions with Affiliates

Exhibits

Exhibit A	Form of Convertible Note

Exhibit B	Closing Checklist

Exhibit C	Form of Assignment and Assumption

Exhibit D	Form of Solvency Certificate

FACILITY AGREEMENT

This FACILITY AGREEMENT (this “Agreement”), dated as of March 11, 2020, is entered into by and among SIENTRA, INC., a Delaware corporation (the “Borrower”), the other Loan Parties (as defined below) party hereto from time to time, the lenders set forth on the signature page of this Agreement (together with their successors and permitted assigns, the “Lenders”), DEERFIELD PARTNERS, L.P., as agent for itself and the other Lender Parties (in such capacity, together with its successors and assigns in such capacity, “Agent,” and, together with the Lenders, the Borrower and the other Loan Parties party hereto, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders, on a several but not joint basis, extend certain term loans to the Borrower to provide funds necessary to provide funds for the Borrower’s working capital and general corporate purposes, and pay a portion of the fees, costs and expenses related to the foregoing and entering into this Agreement and providing the Loans contemplated hereby, in each case subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Borrower has agreed to execute and deliver Convertible Notes to each of the Lenders evidencing such Loans subject to the terms and conditions set forth in this Agreement; and

WHEREAS, each of the Loan Parties is willing to guaranty all of the Obligations (and, in the case of the Borrower, the Obligations of the other Loan Parties).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1        General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“2019 Annual Report” has the meaning set forth in Section 5.18(b).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, business line, unit of operation or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the equity interests of any Person or otherwise causing any Person to become a Subsidiary of a Loan Party, (c) a merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any Product, Product line or Intellectual Property of or from any other Person.

“Acquisition Consideration” has the meaning set forth in the definition of “Permitted Acquisitions.”

“Additional Amounts” has the meaning set forth in Section 2.4(a).

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling

Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless expressly stated otherwise herein, no Lender shall, for the purposes of this Agreement or any of the other Facility Documents, be deemed an Affiliate of the Borrower, any other Loan Party or any of their respective Subsidiaries. With respect to a Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Lender shall, for purposes hereof, be deemed to be an Affiliate of such Lender.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agreed Disclosure Process” has the meaning set forth in Section 5.18(d).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Announcing Form 8-K” has the meaning set forth in Section 5.18(a).

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee, substantially in the form of Exhibit C or any other form reasonably approved by the Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Closing Date” means the date of this Agreement.

“Closing Date Lender” means Deerfield Partners, L.P.

“Closing Market Price” means, with respect to any Trading Day, the last sales price of shares of Common Stock on NASDAQ, or, if that is not the principal trading market for shares of Common Stock, such Eligible Market on which shares of Common Stock are traded or listed

“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Common Stock” means the common stock of the Borrower.

“Competitor” means, at any time of determination, any Person engaged in the same or substantially the same line of business as the Borrower and the other Loan Parties and such business accounts for all or substantially all the revenue or net income of such Person at the time of such determination.

“Contingent Acquisition Consideration Obligations” means the obligations of Loan Parties to make milestone payments and other contingent payments pursuant to the CVR Agreement and the other Transaction Documents (in each case, as the same are in effect as of the Closing Date).

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) if applicable, under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA and, solely for purposes of Section 412 and 436 of the Code, Section 414(m) or (o) of the Code.

“Convertible Notes” means the Convertible Notes issued to the Lenders evidencing the Loans in substantially the form attached hereto as Exhibit A.

“Conversion”  means any conversion of the Convertible Notes into Conversion Shares in accordance with the terms thereof.

“Conversion Shares”  means the shares of Common Stock issuable upon conversion of the Convertible Notes.

“Convertible Securities”  means any securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Covered Person” has the meaning set forth in Section 3.29(d).

“CVR Agreement”  means that certain Contingent Value Rights Agreement, dated as of July 1, 2019, among Sientra and Computershare Trust Company, N.A., as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“DEA”  means the Drug Enforcement Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) Disqualified Stock, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements (other than those entered into in the Ordinary Course of Business), deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, and (i) all Debt of others Guaranteed by such Person. Without duplication of any of the foregoing, Debt of Loan Parties shall include any and all Loans.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Loan Party.

“Disbursement” has the meaning set forth in Section 2.1(a).

“Disbursement Date” means the date on which the Disbursement is funded in accordance with the terms hereof.

“Disqualification Event” has the meaning set forth in Section 3.29(d).

“Disqualified Stock” means, with respect to any Person, any equity interest in such Person that, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, less than 91 days after the Facility Termination Date (a) matures or is mandatorily redeemable (other than solely for Permitted Debt or other equity interests in such Person or of Sientra that do not constitute Disqualified Stock and cash in lieu of fractional shares of such equity interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Permitted Debt or other equity interests in such Person or of Sientra that do not constitute Disqualified Stock and cash in lieu of fractional shares of such equity interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other equity interests that would constitute Disqualified Stock.

“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, or (c) any management fees, salaries or other fees or compensation to any Person holding a material equity interest in a Loan Party or a Subsidiary of a Loan Party (other than reasonable and customary (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), an Affiliate of a Loan Party or an Affiliate of any Subsidiary of a Loan Party.

“Division/Series Transaction” means, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“EDGAR” has the meaning set forth in Section 3.25.

“Eligible Market” means the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the NYSE Alternext, or the Nasdaq Capital Market

“Environmental Laws” means any and all Laws pertaining to the environment, natural resources, pollution, Hazardous Materials, or, to the extent relating to exposure to substances that are harmful or detrimental to the environment, employee health or safety, including any environmental clean-up Laws which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies.

“ERISA”  means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan”  means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Loan Party or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Taxes” means with respect to any Lender, (a) Taxes imposed on (or measured by) such Lender’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any United States federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to its interest in a Loan under the laws in effect at the time such Lender becomes a party to this Agreement or such Lender changes its lending office, except to the extent such Lender acquired its interest in the Loan from a transferor that was entitled, immediately before such transfer, to receive Additional Amounts with respect to such withholding Tax pursuant to Section 2.4(a) or was itself so entitled immediately before changing its lending office, (c) any United States federal withholding Tax imposed on amounts payable to such Lender directly as a result of such Lender’s failure to comply with Section 2.4(d), or (d) any United States federal withholding Tax imposed on amounts payable to such Lender under FATCA.

“Facility  Documents” means this Agreement, the Convertible Notes, the Registration Rights Agreement, the Solvency Certificate, any other solvency certificate, any written notices from the Borrower with respect to request of Disbursements under Section 2.1, and all other documents, agreements and instruments delivered in connection with any of the foregoing, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Facility Termination Date” has the meaning set forth in Section 2.2(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements entered into with respect to the foregoing.

“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.

“Foreign Lender” has the meaning set forth in Section 2.4(d).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” means any federal, state, foreign or international government, regulatory or administrative agency, any state or other political subdivision thereof having jurisdiction over any Loan Party or any Subsidiary of any Loan Party, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing. For the avoidance of doubt, Governmental

Authority shall include the SEC, the Principal Market, the Financial Industry Regulatory Authority, any agency, branch or other governmental body, entity or panel charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including any Medicare or Medicaid administrators, contractors, intermediaries or carriers and any agency, branch or other governmental body, entity or panel charged with the responsibility and/or vested with the authority to administer and/or enforce laws governing insurance, including the National Association of Insurance Commissioners and any board of insurance, insurance department or insurance commissioner.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Loan Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations.

“Hazardous Materials” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act , (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum and its derivatives, by-products and other hydrocarbons, and (f) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Health Care Laws” means all applicable Laws relating to the provision and/or administration of, and/or payment for, health care services, items and supplies including, without limitation, including without limitation applicable Laws related to: (a) fraud and abuse, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act 18 U.S.C. § 287, the False Statements Relating to Health Care Matters Act (18 U.S.C. § 1035), the Health Care Fraud Act (18 U.S.C. § 1347), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173), and any state, commonwealth or local laws similar to any of the foregoing; (b) the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152); (c) Medicare, Medicaid, CHAMPVA, TRICARE, the State Children’s Health Insurance Program (Title XXI of the Social Security Act), and any other Third Party Payor Programs; (d) the licensure, permitting, registration or regulation of healthcare providers, suppliers, professionals, facilities or payors; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) billing, coding or the submission or payment of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) the practice of medicine and other health care professions or the organization of medical or professional entities; (j) state kickback, fee-splitting, false claims, or self-referral prohibitions; (k) the Federal Controlled Substances Act (21 U.S.C. 801 § et. seq., and all rules and regulations of the United States Drug Enforcement Administration), the federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), including current Good Manufacturing Practices, and similar standards of the United States Food and Drug Administration, and any related state laws and regulations; (l) the Clinical Laboratory Improvement

Amendments and the regulations promulgated thereunder and similar state laws; (m) the provision of free or discounted care or services; (n) laws and regulations regulating the generation, transportation, treatment, storage, disposal and other handling of medical or radioactive waste, and (o) any and all other applicable health care laws, regulations, and manual provisions, policies and administrative guidance, each of clauses (a) through (o) as may be amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated thereunder from time to time.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any federal, state and local laws regulating the privacy and/or security of individually identifiable health information, including, without limitation, state laws providing for notification of breach of privacy or security of individually identifiable health information, in each case with respect to the applicable Laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Indemnified Person” has the meaning set forth in Section 8.10(a).

“Indemnified Taxes” means (a) any Taxes imposed on or with respect to any payments made by or on account of any obligation of any Loan Party under any Facility Document, other than Excluded Taxes, and (b) to the extent not otherwise described in clause (a) above in this definition, Other Taxes.

“Indemnity” has the meaning set forth in Section 8.10(a).

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Interest Payment Date” has the meaning set forth in Section 2.6.

“Interest Rate” means 4.00% per annum.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make or commit to make any Acquisition (including through licensing) or (c) make or purchase any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“IRS” means the United States Internal Revenue Service.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Loan Party in any particular circumstance.  “Laws” includes, without limitation, Health Care Laws and Environmental Laws.

“Lender Parties” means Agent, the Lenders, holders of other Obligations, holders of Convertible Notes and all Indemnified Persons.

“Lenders” has the meaning set forth in the preamble to this Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, and whether direct, indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Facility Documents, any Loan Party or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means the Disbursements and any loan or other credit extension made available or provided from time to time by any of the Lenders to the Borrower pursuant to this Agreement or any other Facility Document or, as the context may require, the principal amount thereof from time to time outstanding and shall include any funded Disbursement.

“Loan Parties” means the collective reference to the Borrower and all of the Guarantors.

“Loss” has the meaning set forth in Section 8.10(a).

“Major Transaction” has the meaning set forth in the Convertible Notes.

“Major Transaction Payment” has the meaning set forth in Section 5.19.

“Material Adverse Effect”  means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, binding arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the condition (financial or otherwise), operations, business or properties of any of the Loan Parties, (b) the rights and remedies of Agent or Lenders under any Facility Document, or the ability of any Loan Party to perform any of its obligations under any Facility Document to which it is a party, (c) the legality, validity or enforceability of any Facility Document, or (d) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Contracts” means (a) the Facility Documents, (b) the Transaction Documents, (c) the agreements listed on Schedule 3.17, (d) (i) each contract or agreement that is disclosed (or is required to be disclosed) publicly as a material definitive agreement by the Loan Parties, (e) the Project Destiny Acquisition Agreement, (f) the Project Destiny Transition Services Agreement and (g) the Project Destiny Lease and (ii) each other agreement or contract to which such Loan Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect.

“Material Intangible Assets” means all of (a) Loan Parties’ Intellectual Property and (b) license or sublicense agreements or other agreements with respect to rights in Intellectual Property, in each case that are material to the condition (financial or other), business or operations of Loan Parties.

“Maturity Date” means March 11, 2025.

“Monthly Cash Burn Amount” means, with respect to Loan Parties, an amount equal to (a) the Loan Parties’ change in cash and cash equivalents, without giving effect to any increase resulting from contributions or proceeds of financings, for the immediately succeeding twelve (12) month period following the consummation of the Permitted Acquisition based upon the Transaction Projections, divided by (b) twelve (12).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Loan Party or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Necessary Disclosure” has the meaning set forth in Section 5.18(d).

“Obligations”  means all Loans and Disbursements, interest, fees, expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Loan Parties under or in connection with the Facility Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party, the ordinary course of business of such Loan Party, as conducted by such Loan Party in accordance with past practices.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating agreement, joint venture agreement, limited liability company agreement or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Taxes (except a connection arising solely from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Facility Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, issuance, delivery, registration, enforcement or transfer of, or otherwise with respect to, any Facility Document.

“Parties” has the meaning set forth in the preamble to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permit” means all licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, supplier numbers, marketing authorizations, drug or device authorizations and approvals, other authorizations, franchises, qualifications, accreditations, registrations, permits, consents and approvals of a Loan Party issued or required under Laws applicable to the business of Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of Borrower or any of its Subsidiaries.   Without limiting the generality of the foregoing, “Permit” includes any Regulatory Required Permit.

“Permitted Acquisition” means any Acquisition by a Loan Party, in each case, to the extent that each of the following conditions shall have been satisfied:

(a)

the Borrower shall have delivered to Agent at least ten (10) Business Days (or such shorter period as may be agreed by Agent) prior to the closing of the proposed Acquisition: (i) a description of the proposed Acquisition; (ii) to the extent available in the case of an Acquisition for cash consideration in excess of $1,100,000, a due diligence package (including, to the extent available, a quality of earnings report); and (iii) copies of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (or substantially final drafts thereof), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and, to the extent required to be completed prior to the closing of such Acquisition under the related acquisition agreement and reasonably requested by Agent, all material regulatory and third party approvals and copies of any environmental assessments, if applicable;

(b)

the Loan Parties (including any new Subsidiary to the extent required by Section 5.13) shall execute and deliver the agreements, instruments and other documents to the extent required by Section 5.13 hereof;

(c)	at the time of such Acquisition and after giving effect thereto, no Event of Default has occurred and is continuing;

(d)	all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with applicable Laws;

(e)	the assets acquired in such Acquisition are for use in the same, similar, related or complementary lines of business as the Loan Parties are currently engaged or a similar, related or complementary line of business reasonably related, ancillary or supplemental thereto or incidental thereto or reasonably expansive thereof;

(f)

if required, such Acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition;

(g)	no Debt or Liens are assumed or created (other than Permitted Liens and Permitted Debt) in connection with such Acquisition;

(h)	[reserved];

(i)

the sum of all cash amounts (including cash equivalents) paid or payable in connection with all Permitted Acquisitions (including all Debt, liabilities and Contingent Obligations (in each case to the extent otherwise permitted hereunder) incurred or assumed and the maximum amount of any earn-out or comparable payment obligation in connection therewith, regardless of when due or payable and whether or not reflected on a consolidated balance sheet of Loan Parties) shall not exceed $7,700,000 in the aggregate during the term of this Agreement (such consideration, the “Acquisition Consideration”); and

(j)

Agent has received, prior to the consummation of such Acquisition, updated financial projections, in form and substance reasonably satisfactory to Agent, for the immediately succeeding twelve (12) months following the proposed consummation of the Acquisition beginning with the month during which the Acquisition is to be consummated (the “Transaction Projections”) and such other evidence as Agent may reasonably request demonstrating that Loan Parties have, immediately before and immediately after giving effect to the consummation of such Acquisition, unrestricted cash in one or more Deposit Accounts in an aggregate amount equal to or greater than the positive value of the product of (x) twelve (12) multiplied by (y) the Monthly Cash Burn Amount, as determined as of the last day of the month immediately preceding such Acquisition.

“Permitted Contest”  means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Loan Party or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Loan Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; and (b) upon a final determination of such contest, Borrower and its Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means

(a)	Contingent Obligations arising in respect of the Debt under the Facility Documents;

(b)	Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c)

Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 6.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other change in terms);

(d)	[reserved];

(e)

Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $1,100,000 in the aggregate at any time outstanding;

(f)	Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(g)	Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 6.6;

(h)

so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(i)

Contingent Obligations arising with respect to customary indemnification obligations, adjustment of purchase price, non-compete or similar obligations of any Loan Party, to the extent such Contingent Obligations arise in connection with a Permitted Acquisition; and

(j)	[reserved]; and

(k)	other Contingent Obligations not permitted by clauses (a) through (j) above, not to exceed $550,000 in the aggregate at any time outstanding.

“Permitted Debt” means:

(a)	each Loan Party’s and its Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Facility Documents;

(b)	Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c)

purchase money Debt not to exceed $1,100,000 in the aggregate at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment;

(d)

Debt existing on the date of this Agreement and described on Schedule 6.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than extensions of the maturity thereof without any other change in terms);

(e)

unsecured Debt incurred in respect of corporate credit cards or credit card processing services or other bank product obligations, in each case, incurred in the Ordinary Course of Business in an aggregate amount not to exceed $1,100,000 outstanding at any time;

(f)	so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract,

provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(g)

Debt in the form of insurance premiums financed through the applicable insurance company so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Debt is incurred and such Debt is outstanding only during such policy year;

(h)	trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business;

(i)

Debt of the Loan Parties incurred under the Senior Financing Documents and any renewals, extensions, refinancings and replacements of the foregoing, in an aggregate principal amount (excluding interest paid in kind not to exceed a paid in kind rate of 10% of such Debt at any time outstanding outstanding) not to exceed $80,000,000 at any time outstanding;

(j)

Debt consisting of unsecured intercompany loans and advances incurred by (1) any Loan Party owing to any other Loan Party, (2) any Restricted Foreign Subsidiary and owing to any other Restricted Foreign Subsidiary, or (3) any Restricted Foreign Subsidiary owing to any Loan Party or any Guarantor so long as such Debt constitutes a Permitted Investment of the applicable Loan Party pursuant to clause (j) of the definition of Permitted Investments;

(k)

Debt not to exceed $1,100,000 in the aggregate at any time with respect to letters of credit issued to support any real property lease; provided that such letters of credit are secured solely by Liens permitted pursuant to clause (o) of the definition of Permitted Liens;

(l)

unsecured earn-out obligations and other similar contingent purchase price obligations incurred in connection with a Permitted Acquisition, in an amount not to exceed the cap set forth in clause (i) of the definition of Permitted Acquisitions after taking into account all other Acquisition Consideration paid or payable by Loan Parties during the term of this Agreement;

(m)	the Contingent Acquisition Consideration Obligations;

(n)	Subordinated Debt;

(o)

the Project Destiny Deferred Consideration in an aggregate amount not to exceed $6,363,335; provided that no payment shall be made by or on behalf of Borrower or its Subsidiaries in respect of the Project Destiny Deferred Consideration if an Event of Default has occurred and is continuing or would result from the making of any such payment unless Agent and Required Lenders have provided their prior written consent to the making of such payment; and

(p)	other unsecured Debt not to exceed $550,000 in the aggregate at any time at any time outstanding.

“Permitted Distributions” means the following Distributions:

(a)	dividends by any Subsidiary of any of any Loan Party to such applicable parent Loan Party;

(b)	dividends payable solely in common stock and de minimis cash payable in lieu of nominal fractional shares;

(c)

repurchases of stock of former or current employees, directors, officers or consultants pursuant to stock purchase agreements or rights of first refusal so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed $550,000 in the aggregate per fiscal year;

(d)

the honoring of any conversion requests in respect of any convertible securities of Borrower (other than Disqualified Stock) permitted under Section 6.1 into equity interests of Sientra pursuant to the terms of such convertible securities or otherwise in exchange therefor; provided that no cash payments are made in connection therewith except for de minimis cash payable in lieu of fractional shares;

(e)

the issuance of its equity interests (other than Disqualified Stock) upon the exercise of warrants or options to purchase equity interests of Sientra; provided that no cash payments are made in connection therewith except for de minimis cash payable in lieu of fractional shares;

(f)

the distribution of rights pursuant to a stockholder rights plan or redemption of such rights for no or nominal consideration (including, for the avoidance of doubt, cash consideration); provided that such redemption is in accordance with the terms of such plan;

(g)

Distributions in connection with the retention of equity interests in payment of withholding taxes in connection with equity-based compensation plans in an aggregate amount not to exceed $550,000 in any twelve (12) month period;

(h)

the receipt or acceptance of the return to any Loan Party or any Subsidiary of equity interests of Sientra constituting a portion of the purchase price consideration in settlement of indemnification claims in connection with a Permitted Acquisition pursuant to Section 6.7; provided that no cash payments are made in connection therewith except for de minimis cash payable in lieu of fractional shares; and

(i)

payments or distributions to dissenting stockholders pursuant to applicable Law in connection with any Permitted Acquisition, provided that such amounts when taken together with the aggregate Acquisition Consideration paid or payable for all Permitted Acquisitions shall not exceed the amounts permitted by the definition of Permitted Acquisition.

“Permitted Investments” means:

(a)	[Reserved];

(b)	Investments shown on Schedule 6.7 and existing on the Closing Date;

(c)	cash and cash equivalents;

(d)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(e)

Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, (ii) so long as an Event of Default does not exist at the time of such loan and would not exist after giving effect to such loan, loans to employees, officers, directors or consultants relating to the purchase of equity securities of Loan Parties or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by any Loan Party’s Board of Directors (or other governing body), but the aggregate of all such loans outstanding may not exceed $550,000 at any time and (iii) non-cash loans to employees, officers, directors or consultants related to the purchase of equity interests;

(f)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(g)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (g) shall not apply to Investments of Loan Parties in any Subsidiary;

(h)	Investments consisting of Deposit Accounts;

(i)

Investments by any Loan Party in any Subsidiary now owned or hereafter created by such Loan Party, which Subsidiary is a Loan Party or has provided a Guarantee of the Obligations in compliance with Section 5.13;

(j)

Investments of cash and cash equivalents in an Restricted Foreign Subsidiary but solely to the extent that the aggregate amount of such Investments with respect to all Restricted Foreign Subsidiaries does not, at any time, exceed $1,100,000 in the aggregate in any twelve (12) month period; provided that in no event shall the aggregate amount of Investments made in any Restricted Foreign Subsidiary exceed the amount necessary to fund the current operating expenses of such Restricted Foreign Subsidiary (taking into account their revenue from other sources);

(k)	Investments constituting Permitted Acquisitions;

(l)

so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, Investments consisting of repurchases of stock of former or current employees, officers, directors or consultants not to exceed $550,000 in the aggregate during the term of this Agreement;

(m)

Investment of cash and cash equivalents by any Loan Party in respect of Swap Contracts but solely to the extent the obligations of any Loan Party thereunder constitute Permitted Debt pursuant to clause (f) of the definition thereof;

(n)

so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, Investments of cash and cash equivalents in respect of leasehold improvement costs associated with any expansion or relocation of facilities in the Ordinary Course of Business not to exceed $330,000; and

(o)

so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, other Investments of cash and cash equivalents in an amount not exceeding $550,000 in the aggregate.

“Permitted License”  means any non-exclusive license of patent rights of Borrower or its Subsidiaries so long as all such Permitted Licenses are granted to third parties in the Ordinary Course of Business, do not result in a legal transfer of title to the licensed property, and have been granted in exchange for fair consideration.

“Permitted Liens” means:

(a)

deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Loan Party’s or its Subsidiary’s employees, if any;

(b)

deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(c)

carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest;

(d)	Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e)

attachments, appeal bonds, judgments and other similar Liens for sums not exceeding $1,100,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(f)

with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially affect the value or marketability of such real estate, impair the use or operation of such real estate for the use currently being made thereof or impair Loan Parties’ ability to pay the Obligations in a timely manner or impair the use of the real estate or the ordinary conduct of the business of any Loan Party or any Subsidiary;

(g)	Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of custom duties in connection with the importation of goods in the Ordinary Course of Business;

(h)	[reserved];

(i)	Liens existing on the date hereof and set forth on Schedule 6.2;

(j)

any Lien on any equipment securing Debt permitted under subpart (c) of the definition of Permitted Debt, provided, however, that such Lien attaches concurrently with or within thirty (30) days after the acquisition thereof; and

(k)

Liens in favor of a banking or other financial institution arising in the Ordinary Course of Business encumbering reasonable and customary initial deposits and margin deposits (made in the Ordinary Course of Business and not for speculative purposes) and attaching solely to brokerage accounts otherwise permitted pursuant to the terms of this Agreement (and not securing any Debt for borrowed money);

(l)	Liens solely on any cash earnest money deposits made by a Loan Party or any Subsidiary in connection with any letter of intent or purchase agreement with respect to any Permitted Investment;

(m)	Permitted Licenses of any Product or Intellectual Property;

(n)

leases or subleases of real property granted in the ordinary course of a Loan Party’s business, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property or Products) granted to third parties in the Ordinary Course of Business, if the leases, subleases, licenses and sublicenses do not prohibit granting Agent or any lender a security interest therein and are not otherwise prohibited under this Agreement;

(o)

Liens for the benefit of insurance companies and insurance brokers on rights under insurance policies and proceeds thereof securing obligations permitted by clause (g) of the definition “Permitted Debt”;

(p)	Liens of the applicable depository bank on each Cash Collateral Account (as defined in the Senior Credit Agreements) and amounts deposited therein in accordance with the terms thereof; and

(q)	Liens and encumbrances in favor of the holders of the Senior Financing Documents.

“Permitted Modifications” means (a) such amendments or other modifications to a Loan Party’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law, and (b) such amendments or modifications to a Loan Party’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Loan Party or Subsidiary or involving a reorganization of a Loan Party or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Agent or Lenders in any material respect.

“Person”  means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Products” means, from time to time, any products currently manufactured, sold, developed, tested or marketed by any Loan Party or any of its Subsidiaries.

“Project Destiny Acquisition” means the acquisition by Sientra of the Acquired Assets (as defined in the Project Destiny Acquisition Agreement) on the terms set forth in the Project Destiny Acquisition Agreement.

“Project Destiny Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of November 7, 2019, with Sientra, as purchaser, with Vesta Intermediate Funding, Inc., as seller.

“Project Destiny Deferred Consideration” means collectively (i) Three Million Three Hundred Sixty-Three Thousand Three Hundred Thirty-Five Dollars ($3,363,335) due from Sientra to Vesta Intermediate Funding, Inc. on the second (2nd) anniversary of the closing date of the Project Destiny Acquisition Agreement and (ii) Three Million Dollars ($3,000,000) due from Sientra to Vesta Intermediate Funding, Inc. on the fourth (4th) anniversary of the closing date of the Project Destiny Acquisition Agreement, each of which constitutes a portion of the consideration for the Project Destiny Acquisition pursuant to the terms of the Project Destiny Acquisition Agreement.

“Project Destiny Lease” means that certain Lease Agreement, dated as of November 7, 2019, between Vesta Intermediate Funding, Inc., as lessor, and Sientra, as lessee.

“Project Destiny Transition Services Agreement”  means that certain Transition Services Agreement dated as of November 7, 2019, by and between Sientra, Inc. and Vesta Intermediate Funding, Inc.

“Portfolio Interest Certificate” has the meaning set forth in Section 2.4(d).

“Principal Market” means the NASDAQ Global Select Market (or any successor to the foregoing).

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) such Lender’s outstanding Loans, by (b) the total outstanding amount of Loans held by all Lenders.

“Put Notice” has the meaning set forth in Section 5.19.

“Register” has the meaning set forth in Section 1.4(b).

“Registered  Intellectual  Property”  means any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of March 11, 2020, among the Borrower, the Closing Date Lender, and the other lenders party thereto from time to time.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time and any successor to all or a portion thereof establishing reserve requirements.

“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA, DEA or any other applicable Governmental Authority, including without limitation Drug Applications, necessary for the testing, manufacture, marketing or sale of any Product by any applicable Loan Party and its Subsidiaries as such activities are being conducted by such Loan Party and its Subsidiaries with respect to such Product at such time and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by State governments for the conduct of any Loan Party’s or any Subsidiary’s business.

“Required Lenders” means, at any time, the Lenders having Pro Rata Shares of which the aggregate Dollar equivalent amount exceeds 50% of the outstanding Loans.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Loan Party acceptable to Agent.

“Restricted Foreign Subsidiary” means (a) Miramar Labs HK Ltd., (b) miraDry International Sweden AB, and (c) each other direct and indirect Subsidiary of Borrower not organized under the laws of the United States or any state thereof that is not a Credit Party (as defined in the Senior Credit Agreements) under the Senior Credit Agreements.

“Sarbanes-Oxley” has the meaning set forth in Section 3.28(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by any Loan Party or any of its Subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act since December 31, 2018 (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).

“Securities” means the Loans, the Convertible Notes and the related guaranties set forth in the guaranties of the Guarantors.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Senior Credit Agreements” means (i) the Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of July 1, 2019, among the Borrower, the other borrowers party thereto, MidCap Funding IV Trust, as lender and agent, and the other lenders party thereto, and (ii) the Amended and Restated Credit and Security Agreement (Term Loan), dated as of July 1, 2019, among the Borrower, the other borrowers party thereto, MidCap Financial Trust, as lender and agent, and the other lenders party thereto, in each case, as in effect on the date hereof.

“Senior Financing Documents” means, with respect to each Senior Credit Agreement, the “Financing Documents” as defined in such Senior Credit Agreement.

“Solvency Certificate” means a solvency certificate in substantially the form of Exhibit D or such other solvency certificate in form and substance reasonably satisfactory to the Required Lenders.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities (including subordinated and Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Subordinated Debt” means any Debt of Loan Parties incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there are no Subordinated Debt Documents.

“Subordination Agreement” means any agreement between Agent and another creditor of any Loan Party, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Loan Party and/or the Liens securing such Debt granted by any Loan Party(s) to such creditor are subordinated in any way to the Obligations, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by a Loan Party to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such “swap agreement”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trading Day” has the meaning set forth in the Convertible Notes.

“Transaction Documents” means the Purchase Agreement, including the exhibits and schedules thereto, the CVR Agreement, and all other agreements, documents and instruments executed and delivered pursuant thereto or in connection the Purchase Agreement.

“Transaction Projections” has the meaning provided for in clause (j) of the definition of Permitted Acquisitions.

“Transactions” means the funding of the Disbursement, the issuance of the Convertible Notes and the payment of fees, commissions, costs and expenses in connection with each of the foregoing.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.

Section 1.2        Interpretation. In this Agreement and the other Facility Documents, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun. The division of this Agreement and the other Facility Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions. The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Facility Document) as a whole and not to any particular Article or Section hereof (or thereof). The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The use in any of the Facility Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Facility Document). Unless specifically stated otherwise, any reference to any of the Facility Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect in accordance with the terms hereof or thereof, as applicable. The references to “assets” and “properties” in the Facility Documents are meant to be mean the same and are used throughout the Facility Documents interchangeably, and such words shall be deemed to refer to any and all tangible and intangible assets and properties, including cash, securities, stock, accounts and contract rights. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described. The payment, prepayment or repayment of any principal, interest, fees, amounts and/or other Obligations under this Agreement or the other Facility Documents shall be made in cash in Dollars unless expressly stated otherwise herein or therein. Any reference to “payment in full,” “payment in full in cash,” “paid in full,” “paid in full in cash,” “repaid in full,” “repaid in full in cash,” “prepaid in full,” “prepaid in full in cash,” “redeemed in full,” “redeemed in full in cash” or any other term or word of similar effect used in this Agreement or any other Facility Document with respect to the Loans or the Obligations shall mean all Obligations have been repaid in full in cash (excluding contingent claims for indemnification to the extent no claim giving rise thereto has been asserted) and have been fully performed.

Section 1.3        Business Day Adjustment. Except as otherwise expressly stated herein or in any other Facility Document (and except on the Maturity Date or any date of acceleration of any of the Obligations, in which case, such payment or performance shall be due on or prior to such day regardless of whether such day is a Business Day), if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment or other performance shall be made by the Business Day immediately preceding the day by which such payment or other performance is due to be made; provided that interest will continue to accrue for each additional day in connection therewith.

Section 1.4        Loan Records.

  (a)         The Borrower shall record on its books and records the amount of the Loan, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

  (b)         The Agent, acting solely for this purpose as a non-fiduciary agent (solely for tax purposes) shall establish and maintain at its office a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan, and any assignment of any such interest or interests, and accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (ii) the amount of the Loan, (iii) the amount of any principal, interest, fee or other amount due and payable or paid, and (iv) any other payment received by the Lenders from the Borrower and its application to the Loan. Reasonably promptly after making each such registration, the Agent shall provide written notice thereof to the Borrower.

  (c)         The Loans made by each Lender are evidenced by this Agreement and the Convertible Notes issued pursuant to this Agreement. On the Closing Date, the Borrower shall execute and deliver to each Lender a new Convertible Note, and after the Closing Date the Borrower shall execute and deliver to each Lender (and/or, if applicable and if so requested by any assignee Lender pursuant to the assignment provisions of Section 8.4) on the date of request by such Lender an amended and restated Convertible Note (in each case, with any amendment and restatement mechanics built in as necessary that are in form and substance reasonably satisfactory to such applicable Lender and the Agent), in each case, payable to such Lender in an amount equal to the unpaid principal amount of the Loans held by such Lender. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Convertible Note(s) evidencing the Loans) are registered obligations, the right, title and interest of the Lenders and their successors and assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

  (d)         The Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 1.5        Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by any Loan Party or any of its Subsidiaries (including any change in GAAP after December 14, 2018 that would require leases that would be classified as operating leases under GAAP on December 14, 2018 to be classified as capital leases or otherwise reflected as Debt on the Borrower’s consolidated balance sheet) shall be given effect for purposes of measuring compliance with any provision of this Agreement or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower and the Required Lenders agree to modify such provisions to reflect such changes in GAAP, and unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein or in any other Facility Document, all terms of an accounting or financial nature used herein and in the other Facility Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Facility Documents shall be made, without giving effect to any election under Statement of Financial Accounting Standards No. 159 (Codification of Accounting

Standards 825-10) to value any Debt or other liabilities of any Loan Party or any Subsidiary at “fair value,” as defined therein.

Section 1.6        Officers. Any document, agreement or instrument delivered under the Facility Documents that is signed by an Responsible Officer or another officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party, and such Responsible Officer or other officer shall be conclusively presumed to have acted on behalf of such Loan Party in such person’s capacity as an officer of such Loan Party and not in any individual capacity.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1        Disbursements.

    (a)          Disbursement. Each Lender on the Closing Date (or such later date required pursuant to when the written notice regarding the Disbursement was delivered to each Lender) severally but not jointly agrees, on the terms and subject to the conditions set forth herein, to lend to the Borrower on such date, the principal amount set forth opposite such Lender’s name in Annex A under the heading “Disbursement Amount” by making such amount available to the Borrower by promptly wiring such amounts to an account or accounts designated in writing by the Borrower on the proposed date of funding. Amounts borrowed under this Section 2.1(a) are referred to as the “Disbursement.”

    (b)          No Re-Borrowing. Amounts borrowed hereunder that are paid, repaid, redeemed and/or prepaid may not be re-borrowed under any circumstance.

Section 2.2        Payments; Prepayments; Conversions.

  (a)         The Borrower shall pay in cash to the Agent on behalf of each of the Lenders their Pro Rata Share of the outstanding principal amount of the Loans and all other Obligations on the earlier of (such earlier date, the “Facility Termination Date”) (i) the Maturity Date and (ii) the date the principal amount of the Obligations is declared to be or automatically becomes due and payable following an Event of Default.

  (b)         Lenders shall have the right to convert all or any part of the principal amount of their Convertible Notes into shares of Common Stock in accordance with and subject to the terms of the Convertible Notes. Upon the Share Delivery Date (as defined in the Convertible Notes). Borrower shall pay to Lenders all accrued and unpaid interest on the principal amount of the Convertible Notes converted into shares of Common Stock. The Agent shall be promptly notified of any conversion and shall treat the same as a prepayment of outstanding Loans.

  (c)         Notwithstanding anything to the contrary in any of the Facility Documents, outstanding principal amounts on the Loans and the Convertible Notes shall not be permitted to be voluntarily prepaid, repaid or redeemed except as expressly set forth in Section 2.2(d).

  (d)         [Reserved].

  (e)         Each payment, repayment and prepayment by the Borrower or any other Loan Party shall be applied (i) first, to all fees, costs and expenses (including any attorneys’ fees) owed to Agent under the Facility Documents, (ii) second, ratably to all fees, costs and expenses (including any attorneys’ fees) owed to any Lender under the Facility Documents, (iii) third, ratably to accrued and unpaid interest owed to the Lenders under the Facility Documents, (iv) fourth, ratably to the principal amount of the Loans owed to the Lenders, and (v) fifth, to all other Obligations owing to Agent or any Lender, and, with respect to any such Obligations owed to the Lenders, shall be allocated among the Lenders in accordance with and in proportion to their respective Pro Rata Shares.

  (f)         From and after the Closing Date, any Conversion of principal under a Convertible Note by any Lender shall be applied against, and reduce, the principal amount of such Lender’s Loan on the same basis as the repayment of such principal amount in cash hereunder and shall otherwise for all purposes hereof be deemed a repayment of such principal amount.

Section 2.3        Payment Details. All payments, prepayments and repayments of the Obligations by the Borrower or any other Loan Party hereunder and under any of the other Facility Documents shall be made without setoff or counterclaim. Payments, prepayments and repayments of any amounts and other Obligations due to Agent or the Lenders under this Agreement or the other Facility Documents shall be made in in cash Dollars in immediately available funds prior to 11:00 a.m. (New York City time) on the date that any such payment is due, using the wire information or address for Agent that is set forth on Schedule 2.3 or at such other bank or place as Agent or such applicable Lenders shall from time to time designate in writing at least three (3) Business Days prior to the date such payment is due. Any payment received by Agent or any Lender after such time may, in the Agent’s discretion, be deemed to have been made on the following Business Day. The Borrower shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under any of the Facility Documents.

Section 2.4        Taxes.

  (a)         Any and all payments hereunder or pursuant to any other Facility Document shall be made free and clear of and without deduction for Taxes except as required by Law. If any Loan Party shall be required by Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or pursuant to any other Facility Document, (i) such Loan Party shall make such deductions or withholding, (ii) such Loan Party shall pay the full amount deducted or withheld to the applicable Governmental Authority in accordance with Law, and (iii) to the extent that the deduction or withholding is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased by as much as shall be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.4), each Lender shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable being hereinafter referred to as “Additional Amounts”). As soon as practicable, but in any event within thirty (30) days, after the date of any payment of such Taxes, the applicable Loan Party shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

  (b)         In addition, the Loan Parties shall pay all Other Taxes to the applicable Governmental Authority in accordance with Law. Within thirty (30) days after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

  (c)         The Borrower shall reimburse and indemnify, within ten (10) days after receipt of demand therefor, each Lender Party for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.4(c)) paid or payable by such Lender Party, and any Liabilities arising therefrom or relating thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender Party setting forth the amounts to be paid thereunder and delivered to the Borrower shall be absolute, conclusive and binding, absent manifest error.

  (d)         Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower and the Agent a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) and is entitled to an exemption from or reduction of U.S. federal withholding tax with respect to payments under this Agreement shall, on or before the date on which such Lender becomes a party to this Agreement, provide Borrower and the Agent with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-8BEN-E, W-8IMY or other applicable forms (together with any required supporting documentation), or any other applicable certificate or document reasonably requested by the Borrower or the Agent, and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code or any successor provisions thereto). If the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate on behalf of such partners. Each Lender shall provide new forms (or successor forms) as reasonably requested by the Borrower and the Agent from time to time and shall notify the Borrower in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms previously delivered by such Lender to the Borrower.

  (e)         If a payment to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Agent, at the times prescribed by law or as reasonably requested by Borrower or the Agent, such documentation as is required in order for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.4(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

  (f)         If a Lender or the Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.4, such Lender or the Agent shall promptly pay such refund (but only to the extent of indemnity payments made or Additional Amounts paid under this Section 2.4 with respect to the Taxes refunded) to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender of the Agent incurred in obtaining such refund or making such payment, provided that the Borrower, upon the request of such Lender or the Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Agent if such Lender or the Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.4(f), in no event shall a Lender or the Agent be required to pay any amount to the Borrower pursuant to this Section 2.4(f), the payment of which would place such Lender or the Agent in a less favorable net after-Tax position than such Lender or the Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or otherwise imposed and the indemnification payments with respect to such Tax had never been paid. Nothing in this Section 2.4(f) shall require any Lender or the Agent to disclose any information it deems confidential (including its tax returns) to any Person, including the Borrower.

Section 2.5        Costs, Expenses and Losses. If, as a result of any failure by the Borrower or any other Loan Party to pay any sums or Obligations due under this Agreement or any other Facility Document on the due date therefor (after the expiration of any applicable grace periods, but without giving effect to any grace period after the occurrence of an Event of Default of the type set forth in Section 7.1(d)), the Agent or any Lender shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain any Disbursement or Loan, the Borrower shall pay to the Agent or such Lender upon request by the Agent or such Lender, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by the Borrower of a certificate from the Agent or such Lender setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense that may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties and/or third Persons in order to make, maintain or fund any Disbursement or Loan or any portion thereof.

Section 2.6        Interest. From and after the Closing Date, the outstanding principal amount of the Loans, any overdue interest and any other amounts and Obligations shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month based on a year of 360 days). Interest shall be paid in cash quarterly in arrears commencing on July 1, 2020 and on the first Business Day of each calendar quarter thereafter (each, an “Interest Payment Date”). Interest shall accrue to, but not including, each Interest Payment Date.

Section 2.7        Interest on Late Payments; Default Interest.

  (a)         Without limiting the remedies available to the Agent or any Lender under the Facility Documents or otherwise, to the maximum extent permitted by Law, if the Borrower or any other Loan Party fails to make a required payment of principal or interest on any Loan or make a required payment of any other Obligation when due, the Borrower shall pay, in respect of such principal, interest and other Obligations, interest thereon at the rate per annum equal to the Interest Rate then in effect for the Loans, plus ten percent (10%) for so long as such payment remains outstanding for a period of five Business Days following the due date thereof. Such interest shall be payable in cash on demand.

  (b)         At the election of the Required Lenders while any Event of Default (other than an Event of Default described under clause (a) above) exists (or automatically while any Event of Default under Section 7.1(a) or 7.1(d) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the outstanding principal amount of the Loans, from and after the date of occurrence of such Event of Default, at a rate per annum equal to the Interest Rate then in effect for the Loans, plus two percent (2.0%). Such interest shall be payable in cash on demand.

Section 2.8        Fees. Borrower agrees to pay (or cause to be paid) administrative fees to Cortland Products Corporation, for loan agency services on behalf of the Agent, in an aggregate amount per annum equal to (i) $30,000 for the first year following the Closing Date, and (ii) $25,000 for each year thereafter, in each case due quarterly in advance and payable on the Closing Date and quarterly thereafter, until the Obligations are paid in full (with rebates for partial periods).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

A.

Loan Party Representations and Warranties. In order to induce the Lenders to make the Loans pursuant to this Agreement and to induce Agent and the Lenders to enter into this Agreement, the Loan Parties, jointly and severally, represent and warrant on (i) the Closing Date (ii) each Disbursement Date, and (iii) each date such representation or warranty is remade or deemed remade in any Facility Document, in each case, that:

Section 3.1        Existence and Power. Each Loan Party (a) is an entity as specified on Schedule 3.1, (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, (c) has the same legal name as it appears in such Loan Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, (d) has all powers to own its assets and has powers and all Permits necessary in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Loan Party (x) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2        Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Facility Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority and (d) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Loan Party, (ii) any of the Organizational Documents of any Loan Party, or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults which, with respect to this clause (iii), would not reasonably be expected to have a Material Adverse Effect.

Section 3.3        Binding Effect. Each of the Facility Documents to which any Loan Party is a party constitutes a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles. Each Facility Document has been duly executed and delivered by each Loan Party party thereto..

Section 3.4        Capitalization. The authorized equity securities of each of the Loan Parties (other than Sientra) as of the Closing Date are as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Loan Parties (other than Sientra) and the percentage of their fully-diluted ownership of the equity securities of each of the Loan Parties (other than Sientra) as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Loan Party (other than Sientra), other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any equity securities of any such entity.

Section 3.5        Financial Information. All information delivered to Agent and pertaining to the financial condition of any Loan Party fairly presents in all material respects the financial position of such Loan Party as of such respective date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since September 30, 2019, there has been no material adverse change in the business, operations, properties or condition (financial or otherwise) of any Loan Party.

Section 3.6        Litigation. Except as set forth on Schedule 3.6, as of the Closing Date, and except as hereafter disclosed to Agent in writing, to the best of Borrower’s knowledge, there is no Litigation pending against, or to such Loan Party’s knowledge, threatened in writing against or affecting, any Loan Party or, to the best of such Loan Party’s knowledge, any party to any Facility Document other than a Loan Party involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000). There is no Litigation pending in which an adverse decision would reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Facility Documents.

Section 3.7        Ownership of Property. Each Loan Party and each of its Subsidiaries is the lawful owner of, has good title to and is in lawful possession of, or has valid leasehold interests in, all properties, accounts and other assets (real or personal, tangible, intangible or mixed), in each case constituting a Material Intangible Asset or that is otherwise material to its business, subject, in each case, only to Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes purported or reported to be owned or leased (as the case may be) by such Person.

Section 3.8        No Default. No Event of Default, or to such Loan Party’s knowledge, Default, has occurred and is continuing. No Loan Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default would reasonably be expected to have a Material Adverse Effect.

Section 3.9        Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Loan Party’s knowledge, threatened in writing against any Loan Party, which could reasonably be expected to have a Material Adverse Effect. Hours worked and payments made to the employees of the Loan Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Loan Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Facility Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound, the result of which could reasonably be expected to have a Material Adverse Effect.

Section 3.10     Regulated Entities. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11     Margin Regulations. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12     Compliance With Laws; Anti-Terrorism Laws.

  (a)        Each Loan Party is in compliance with the requirements of all applicable Laws (including Health Care Laws), except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

  (b)        None of the Loan Parties and, to the knowledge of the Loan Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Loan Party nor, to the knowledge of any Loan Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13     Taxes. All federal, state and local income and other material tax returns, reports and statements required to be filed by or on behalf of each Loan Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all income and other material Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.

Section 3.14     Compliance with ERISA.

  (a)        Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Loan Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

  (b)        Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date or the making of any Loan (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Loan Party of any material liability, fine or penalty. No Loan Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Loan Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Loan Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15     Brokers. Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Facility Documents, and no Loan Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith.

Section 3.16     [Reserved].

Section 3.17     Material Contracts. Except for the Facility Documents, the agreements specifically listed in the definition of Material Contracts and the other agreements set forth on Schedule 3.17, as of the Closing Date there are no Material Contracts. The consummation of the transactions contemplated by the Facility Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Loan Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.18     Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.18:

  (a)        no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Loan Party’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to any (i) alleged violation by any Loan Party of any Environmental Law, (ii) alleged failure by any Loan Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

  (b)        no property now owned or leased by any Loan Party and, to the knowledge of each Loan Party, no such property previously owned or leased by any Loan Party, to which any Loan Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Loan Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Loan Party, other investigations which may lead to claims against any Loan Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

For purposes of this Section 3.18, each Loan Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Loan Party.

Section 3.19     Intellectual Property and License Agreements. A list of all Registered Intellectual Property of each Loan Party and all material in-bound license or sublicense agreements and material exclusive out-bound license or sublicense agreements (but excluding in-bound licenses of over-the-counter software that is commercially available to the public), as of the Closing Date is set forth on Schedule 3.19. Schedule 3.19 shall be prepared by Borrower in the form provided by Agent and contain all information required in such form. Except for Permitted Licenses, each Loan Party is the sole owner of its material Intellectual Property free and clear of any Liens. To Borrower’s knowledge after reasonable inquiry, each patent is valid and enforceable and no part of the Material Intangible Assets has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Material Intangible Assets violates the rights of any third party in any material respect.

Section 3.20     Solvency. The Borrower is, and after giving effect to each Disbursement and the liabilities and obligations of each Loan Party under the Facility Documents, will be, Solvent; and each other Loan Party together with Borrower and its Subsidiaries, taken as a whole, is Solvent.

Section 3.21     Full Disclosure. None of the written information (financial or otherwise) furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Facility Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Loan Parties (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Loan Party’s best estimate of such Loan Party’s future financial performance and such assumptions are believed by such Loan Party to be fair and reasonable in light of current business conditions; provided, however, that Loan Parties can give no assurance that such projections will be attained.

Section 3.22     [Reserved].

Section 3.23     Subsidiaries. Loan Parties do not own any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments.

Section 3.24     [Reserved].

Section 3.25     SEC Documents. The Borrower has filed, through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or successor thereto) (“EDGAR”), all of the SEC Documents within the time frames prescribed by the SEC for the filing of such SEC Documents such that each filing was timely filed with the SEC. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act (as applicable) and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, at the time filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment or a supplement has not been filed and made publicly available on EDGAR on or prior to the date this representation is made. The Borrower has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff.

Section 3.26     Accounting Controls. Each Loan Party and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (c) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. The Borrower and its Subsidiaries have (i) timely filed and made publicly available on EDGAR all certifications, statements and documents required by (1) Rule 13a-14 or Rule 15d-14 under the Exchange Act. The Borrower and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that the information required to be disclosed by the Borrower and its Subsidiaries in the reports that they file with or submit to the SEC (A) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to the Borrower’s (and, to the extent applicable, its Subsidiaries’) management, including its or their principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. Except as set forth in Schedule 3.26, the Borrower and its Subsidiaries maintain internal control over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such internal control over financial reporting is effective and does not contain any material weaknesses.

Section 3.27     Shares of Stock.

  (a)         [Reserved].

  (b)         The Borrower has reserved for issuance the maximum of 1,942,086 shares of Common Stock issuable as of the Closing Date upon Conversion of the Convertible Notes (computed without regard to any limitations on the number of shares that may be issued on conversion thereof and assuming the maximum number of Additional Conversion Shares (as defined in the Convertible Note) are issued in connection therewith). The Conversion Shares have been duly authorized, and upon any Conversion of the Convertible Notes in accordance with the terms thereof, the Conversion Shares issued thereupon will be validly issued, fully paid and non-assessable and free from all taxes and Liens with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock.

  (c)         [Reserved].

  (d)         [Reserved].

  (e)         The issuance and delivery of the Convertible Notes does not and, assuming full or partial Conversion of Convertible Notes, the issuance of the Conversion Shares will not: (i) require approval from the shareholders or board of directors of the Borrower or from any Governmental Authority; (ii) obligate the Borrower to issue shares of Common Stock or other securities to any Person (other than the Lenders); and (iii) will not result in a right of any holder of the Borrower’s securities to adjust the exercise, conversion, exchange or reset price under and will not result in any other adjustments (automatic or otherwise) under, any securities of the Borrower.

  (f)         Each Loan Party has furnished to Agent and each Lender true, correct and complete copies of each Loan Party’s Organizational Documents and any amendments, restatements, supplements or modifications thereto, and all other documents, agreements and instruments containing the terms of all Common Stock and other securities of each Loan Party, including Stock convertible into, or exercisable or exchangeable for, Common Stock or other Stock of any Loan Party or any of its Subsidiaries, and the material rights of the holders thereof in respect thereto.

Section 3.28     Securities Law and Principal Market Matters.

  (a)         The Borrower and its Subsidiaries are in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).

  (b)         Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any director, officer or employee, of the Borrower or any of its Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Borrower or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that the Borrower or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Borrower or any of its Subsidiaries, whether or not employed by the Borrower or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Borrower or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof or to any director (or equivalent person) or officer of the Borrower or any of its Subsidiaries. There have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, the principal financial officer or the principal accounting officer (in each case, or officer holding such equivalent position) of the Borrower or any of its Subsidiaries, the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof.

  (c)         Assuming the accuracy of the representations and warranties made by the Lenders in this Agreement, the offer, sale and issuance by the Loan Parties of the Securities are exempt from registration under the Securities Act (pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder) and applicable state securities laws.

  (d)         None of the Loan Parties, any of its predecessors, any director, executive officer, other officer of any Loan Party participating in the offering of the Securities, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of any Loan Party’s outstanding voting equity securities, calculated on the basis of voting power, any “promoter” (as that term is defined in Rule 405 under the Securities Act) connected with any Loan Party at the time this representation is made, any placement agent or dealer participating in the offering of the Securities and any of such agents’ or dealer’s directors, executive officers, other officers participating in the offering of the Securities (each, a “Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Borrower has exercised reasonable care to determine (i) the identity of each person that is a Covered Person and (ii) whether any Covered Person is subject to a Disqualification Event. Each Loan Party has complied in all material respects, to the extent applicable, with its disclosure obligations under Rule 506(e). With respect to each Covered Person, the Borrower has established procedures reasonably designed to ensure that the Borrower receives notice from each such Covered Person of (A) any Disqualification Event relating to that Covered Person, and (B) any event that would, with the passage of time, become a Disqualification Event relating to that Covered Person, in each case occurring up to and including the date this representation is made. No Loan Party is any other reason disqualified from reliance upon Rule 506 of Regulation D for purposes of the offer, sale and issuance of the Securities.

  (e)         Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer, sale or issuance of the Securities.

  (f)         Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made, or will make, any offers or sales of any capital stock or other securities, or solicited or will solicit any offers to buy any capital stock or other securities, under circumstances that would require registration of any of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Borrower for purposes of any applicable stockholder approval provisions of the Principal Market or any other authority.

  (g)         The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and neither the Borrower nor any of its Subsidiaries has taken, or will take, any action designed to terminate, or that is likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act; nor has the Borrower or any of its Subsidiaries received any notification that the SEC is contemplating terminating such registration.

Section 3.29     Status as Senior Debt. Subject to the terms of the Senior Credit Agreements and related loan documents, all Obligations constitute senior Debt entitled to the benefits of the subordination and/or intercreditor provisions contained in the applicable subordination and/or intercreditor agreements governing any subordinated Debt.

B.	Lender Representations and Warranties. Each Lender, severally and not jointly, represents and warrants to each Loan Party as of the Closing Date that:

Section 3.30     Convertible Notes. The Convertible Notes and the Conversion Shares to be issuable thereunder will be acquired for such Lender’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, except pursuant to sales registered or in a transaction exempted under the Securities Act, and such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Lender’ s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Lender to hold the Securities for any period of time and such Lender reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

Section 3.31     Economic Risk. Such Lender can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

Section 3.32     Restricted Securities. Such Lender understands that the Convertible Notes and the Conversion Shares thereunder are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold except pursuant to an effective registration statement under the Securities Act (including a registration statement filed pursuant to the Registration Rights Agreement) or pursuant to an applicable exemption from the registration requirements under the Securities Act.

Section 3.33     Accredited Investor. Such Lender is an “accredited inventor” as such temi is defined in Regulation D promulgated under the Securities Act.

ARTICLE 4

CONDITIONS OF DISBURSEMENT

Section 4.1        Conditions to the Disbursement. The obligation of the Lenders to make the Disbursement shall be subject to the satisfaction (or written waiver) of the following conditions in a manner satisfactory to each Lender:

  (a)         Agent and the Lenders shall have received (i) executed counterparts of this Agreement and each other Facility Document set forth on the closing checklist attached hereto as Exhibit B, other than those that are specified therein as permitted to be delivered after the Closing Date and (ii) an original Convertible Note duly executed and delivered by the Borrower;

  (b)         each Lender shall have received a certificate from an Responsible Officer of the Borrower certifying that all of the conditions set forth in this Section 4.1 have been, or contemporaneously with the funding of the Disbursement will be, satisfied;

  (c)         a favorable legal opinion of DLA Piper LLP, counsel to the Loan Parties, addressed to the Lender and the Agent, as to such matters concerning the Loan Parties and the Facility Documents as the Lender may reasonably request;

  (d)         the administrative fees required to be paid pursuant to Section 2.8 and all other fees required to be paid on the Closing Date pursuant to this Agreement and the other Facility Documents and all costs and expenses required to be paid on the Closing Date (including pursuant to Section 8.2) pursuant to this Agreement and the other Facility Documents, in the case of costs and expenses, to the extent invoiced at least one (1) Business Day prior to the Closing Date, shall have been, or substantially contemporaneously with the Disbursement shall be, paid (which amounts, at the sole option of the Lenders, may be offset against the proceeds of the Disbursement);

  (e)         Agent and the Lenders shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been reasonably requested by Agent or any Lender at least ten (10) days in advance of the Closing Date, which shall include a duly executed IRS Form W-9; and

  (f)         such other conditions, documents and deliverables that Agent or any Lender may reasonably request shall have been satisfied or delivered, as applicable.

  (g)         no Default or Event of Default shall have occurred or could reasonably be expected to result from such Disbursement or the use of the proceeds therefrom;

  (h)         immediately prior to and after giving effect to such Disbursement and the use of proceeds thereof, each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Facility Document is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

ARTICLE 5

AFFIRMATIVE COVENANTS

For so long as the Obligations (other than unasserted contingent indemnification obligations) remain outstanding

Section 5.1        Reserved.

Section 5.2        Payment and Performance of Obligations.

  (a)         Each Loan Party (i) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (A) that may be the subject of a Permitted Contest, and (B) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (ii) without limiting anything contained in the foregoing clause (i), pay all material amounts due and owing in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, except for Taxes subject a Permitted Contest, (iii) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (iv) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

  (b)         Upon completion of any Permitted Contest, each Loan Party shall, and will cause each Subsidiary to, promptly pay the amount due, if any, except where the failure to pay such amount could not reasonably be expected to have a Material Adverse Effect.

Section 5.3        Maintenance of Existence, Etc. Each Loan Party will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, (a) their respective existence and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except with respect to clauses (a) and (b) above in connection with a transaction permitted under Section 5.6, and (c) their respective qualification to do business and good standing in each jurisdiction except, with respect to clause (b) and this clause (c), where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 5.4        Maintenance of Property; Insurance.

  (a)         Each Loan Party will keep, and will cause each Subsidiary to keep, all property material to its business in good working order and condition, ordinary wear and tear excepted. If all or any part of any of such property material to its business, becomes damaged or destroyed, each Loan Party will, and will cause each Subsidiary to, promptly and completely repair and/or restore such property in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.

  (b)         Upon completion of any Permitted Contest, each Loan Party shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any.

  (c)         Each Loan Party will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (for the period required by Agent from time to time) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage against loss or damage of the kinds customarily insured against by Persons engaged in substantially the same business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Facility Document). All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.

Section 5.5        Compliance with Laws and Material Contracts. Each Loan Party will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws (including Health Care Laws) and Material Contracts, except to the extent that failure to so comply would not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon a material portion of the assets of any such Person in favor of any Governmental Authority.

Section 5.6        Inspections. On and after the date that Required Lenders believe in good faith that a Default or Event of Default has occurred and is continuing, each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased or controlled property, at all times and without notice, at the sole option of Agent or any Lender: (a) provide access to such property to Agent, the Lenders and their respective representatives, as frequently as Agent or any Lender determines to be appropriate; and (b) permit Agent or any Lender to conduct field examinations, appraise, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s and its Subsidiaries’ books and records, and evaluate and conduct appraisals and evaluations in any manner and through any medium that Agent or any Lender considers advisable, in each instance, at the Loan Parties’ sole expense.

Section 5.7        Use of Proceeds. The proceeds of the Disbursement will be used for working capital and for general corporate purposes of the Borrower.

Section 5.8        Required Authorizations. The Loan Parties shall, and shall cause their Subsidiaries to, obtain, make and keep in full force and effect all material required regulatory permits.

Section 5.9        Notices; Information. The Loan Parties shall promptly (and, in any event, within two (2) Business Days) notify the Agent in writing of the occurrence of (i) any Default or Event of Default; (ii) any default or event of default under the Senior Credit Agreements; and (iii) any event or occurrence or series or related events or occurrences that could reasonably be expected to have Material Adverse Effect. In addition, promptly after request therefor, the Borrower shall provide the Agent and the Lenders such other financial and other information as any Lender or the Agent may from time to time reasonably request.

Section 5.10    SEC Documents; Financial Statements. The Borrower shall comply in all respects with its filing requirements under Section 13 or 15(d) of the Exchange Act, as applicable. Without limiting the foregoing, the Borrower shall timely file (or furnish, as applicable) all SEC Documents required to be filed with (or furnished to) the SEC pursuant to the Exchange Act, and the Borrower and its Subsidiaries shall not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination. None of such SEC Documents, when filed or furnished, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial statements including in any such SEC Documents shall fairly present the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods presented and shall have been prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not material individually or in the aggregate and lack of footnote disclosures). Any audit or report of the Borrower’s independent certified public accountants on any financial statements included in any such SEC Document shall (i) contain an unqualified opinion (subject to the exception set forth below in clause (ii) of this sentence), stating that such consolidated financial statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods presented and have been prepared in conformity with GAAP applied on a basis consistent with prior years, and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status, and no financial statements included in any SEC Document shall include any statement in the footnotes thereto that indicates there is substantial doubt about the Borrower’s ability to continue as a going concern (or any statement to similar effect) (other than, with respect to clauses (i) and (ii) a going concern qualification based solely on the Borrower’s having negative profits or a determination that any Loan Party has less than 12 months liquidity).

Section 5.11    Disclosure. Each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to any Lender Party, when taken as a whole, do not and will not (or does not, as applicable) contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Facility Document or in the execution, acknowledgement or recordation thereof.

Section 5.12    Conversion Shares.

  (a)        The Borrower shall, so long as any of the Convertible Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of effecting the conversion of the Convertible Notes, the number of shares of Common Stock issuable upon such conversion (without taking into account any limitations on the conversion of the Convertible Notes as set forth therein)

  (b)        The Borrower shall provide, free from preemptive rights, out of the Borrower’s authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Convertible Notes held by the Lenders from time to time as such Convertible Notes are presented for conversion (assuming that at the time of computation of such number of shares of Common Stock, all such Convertible Notes would be converted by Lenders into Conversion Shares without regard to any limitation on conversion) and cause all shares of Common Stock issued upon conversion of the Convertible Notes held by the Lenders to be fully paid and free from all taxes, liens and charges with respect to the issue thereof.

Section 5.13    Further Assurances. Promptly upon the request of the Required Lenders (or the Agent acting at the direction of the Required Lenders), the Loan Parties shall (and, subject to the limitations set forth herein and in the other Facility Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as he Required Lenders (or the Agent acting at the direction of the Required Lenders) may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Facility Document, and (b) to better assure, grant, preserve, protect and confirm to the Agent and the Lenders the rights granted or now or hereafter intended to be granted to them under any Facility Document. Without limiting the generality of the foregoing, the Loan Parties shall cause each of their Subsidiaries (other than a Restricted Foreign Subsidiary) within 30 days after the date of the formation (including pursuant to a Division/Series Transaction) or acquisition thereof, to Guarantee the Obligations and to take such other actions reasonably requested by the Required Lenders with respect to making any such Subsidiary a Loan Party under the Facility Documents. Furthermore, the Borrower shall notify Agent and the Lenders in writing on the date of the formation (including pursuant to a Division/Series Transaction) or acquisition of any Subsidiary. The Loan Parties shall deliver, or cause to be delivered, promptly after (and in any event within 30 days (or such later date as may be agreed to by the Required Lenders in their sole discretion) after) such date to Agent and the Lenders, appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by any Lender, legal opinions relating to the matters described in this Section 5.13 (which opinions shall be in form and substance reasonably acceptable to the Required Lenders and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Loan Party or Subsidiary (other than a Restricted Foreign Subsidiary) formed (including pursuant to a Division/Series Transaction) or acquired after the Closing Date.

Section 5.14    Environmental Matters. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its real estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or as is required by orders and directives of any Governmental Authority except where the failure to comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.15    [Reserved].

Section 5.16    [Reserved].

Section 5.17    [Reserved].

Section 5.18    Disclosure; No MNPI.

  (a)        At or prior to 8:00 a.m. (New York City time) on the second Business Day following the Closing Date, the Borrower shall file with the SEC one or more Forms 8-K describing the terms of the Transactions and the other transactions contemplated by the Facility Documents, and including as exhibits to such Form(s) 8-K this Agreement (including the schedules and exhibits hereto) and the form of Convertible Note, in each case without any redactions (such Form or Forms 8-K, collectively, the “Announcing Form 8-K”). Subject to the foregoing, no Loan Party shall (and no Loan Party shall permit any of its Affiliates to) issue any press releases or any other public statements with respect to the transactions contemplated by any Facility Document or disclosing the name of the Agent, any Lender or any of its Affiliates; provided, however, that the Borrower shall be entitled, without the prior approval of the Agent or any Lender, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Announcing Form 8-K and contemporaneously therewith and (ii) as is required by Law and regulations (provided that each Lender Party shall be consulted by the Borrower in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

  (b)        Upon the filing of the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”), the Borrower and its Subsidiaries shall have disclosed all material, non-public information (if any) regarding any Loan Party, its securities, any Loan Party, its securities, any of its Affiliates or any other Person provided or made available to any Lender Party or any of its Affiliates, attorneys, agents or representatives by any Loan Party or any of its employees, officers, directors (or equivalent persons), attorneys, agents or representatives on or prior to the Closing Date. Each Loan Party shall not, and shall cause each of its employees, officers, directors (or equivalent persons), Affiliates, attorneys, agents and representatives to not, provide the Agent, any Lender or any of its Affiliates, attorneys, agents or representatives with any material nonpublic information regarding any Loan Party, its securities, any of its Affiliates or any other Person from and after the Closing Date without the express prior written consent of the Agent or such Lender, as applicable. Each Loan Party hereby acknowledges and agrees that neither the Agent nor any Lender (nor any of such Person’s Affiliates, attorneys, agents or representatives) shall have any duty of trust or confidence (including any obligation under any confidentiality or non-disclosure agreement entered into by such Person) with respect to, or any obligation not to trade in any securities while aware of, any material nonpublic information (i) provided by, or on behalf of, any Loan Party, any of its Affiliates or any of its officers, directors (or equivalent persons), employees, attorneys, agents or representatives in violation of any of the representations, covenants, provisions or agreements set forth in this Section 5.18 or (ii) otherwise possessed (or continued to be possessed) by any Lender Party (or any Affiliate, agent or representative thereof) as a result of any breach or violation of any representation, covenant, provision or agreement set forth in this Section 5.18 or Section 3.25.

  (c)        Notwithstanding anything to the contrary herein, in the event that any Loan Party believes that a notice or communication to the Agent, any Lender or any of its Affiliates, attorneys, agents or representatives contains material, nonpublic information relating to any Loan Party, it securities, any of its Affiliates or any other Person, the Borrower shall so indicate to such Person prior to delivery of such notice or communication, and such indication shall provide such Person the means to refuse to receive such notice or communication; and in the absence of any such indication, the Agent and each Lender, the other holders of the Securities and their respective Affiliates, agents and representatives shall be allowed to presume that all matters relating to such notice or communication do not constitute material, nonpublic information relating to any Loan Party, its securities, any of its Affiliates or any other Person. Upon receipt or delivery by any Loan Party of any notice in accordance with the terms of the Facility Documents, unless the Borrower has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to any Loan Party, its securities, any of its Affiliates or any other Person, the Borrower shall contemporaneously (or, in the case of any Loan Party’s receipt of such a notice, within one Business Day after such receipt) publicly disclose such material, nonpublic information. In the event of a breach of any of the foregoing covenants by any Loan Party, any of its Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, agents or representatives, in addition to any other remedies provided in the Facility Documents or otherwise available at law or in equity, the Agent and each Lender shall have the right to make a public disclosure in the form of a press release or otherwise, of the applicable material nonpublic information without the prior approval by any Loan Party or any of its Affiliates, officers, directors (or equivalent persons), employees, stockholders, attorneys, agents or representatives, and neither the Agent nor any Lender (nor any of its Affiliates, agents or representatives) shall have any liability to any Loan Party, any of its Affiliates or any of its or their respective officers, directors (or equivalent persons), employees, stockholders, attorneys, agents or representatives for any such disclosure.

  (d)        Notwithstanding the foregoing, to the extent the Borrower reasonably and in good faith determines that it is necessary to disclose material non-public information to the Agent or any Lender for purposes relating to any of the Facility Documents (a “Necessary Disclosure”), the Borrower shall inform counsel to the Agent (which shall be Sullivan & Cromwell LLP or such other counsel as shall have been designated in writing by the Agent) of such determination without disclosing the applicable material non-public information, and the Borrower and such counsel on behalf of the Agent shall endeavor to agree upon a process for making such Necessary Disclosure to the applicable Lender Party or its representatives that is mutually acceptable to the Agent and the Borrower (an “Agreed Disclosure Process”). Thereafter, the Borrower shall be permitted to make such Necessary Disclosure (only) in accordance with the Agreed Disclosure Process.

  (e)        Neither the Agent, any Lender nor any of their respective Affiliates shall be deemed to be in possession of any material non-public information because such information was provided to any attorney or agent of any such Person, and the Borrower agrees not to (and the Borrower agrees to cause its Affiliates not to) assert any contrary position.

Section 5.19    Major Transaction. The Borrower shall give the Lenders notice of a Major Transaction at least thirty (30) days prior to the consummation thereof but in any event not later than five (5) business days following the first public announcement thereof. Each Lender, within the Major Transaction Conversion Period (as defined in the Convertible Notes), in the exercise of its sole discretion, may deliver a notice to the Borrower (the “Put Notice”), that the Convertible Notes shall be due and payable in cash (collectively, the “Major Transaction Payment”). If any of the Lenders deliver a Put Notice, then simultaneously with consummation of such Major Transaction, the Borrower shall make such Major Transaction Payment to each such Lender. The Borrower shall not consummate any Major Transaction without complying with the provisions of this Section 5.19.

ARTICLE 6

NEGATIVE COVENANTS

For so long as the Obligations (other than unasserted contingent indemnification obligations) remain outstanding:

Section 6.1        Debt; Contingent Obligations. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 6.2        Liens. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 6.3        Distributions. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.

Section 6.4        Restrictive Agreements. No Loan Party will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Facility Documents, the Senior Financing Documents, and any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Facility Documents and the Senior Financing Documents) on the ability of any Subsidiary to: (i) pay or make Distributions to any Loan Party or any Subsidiary; (ii) pay any Debt owed to any Loan Party or any Subsidiary; (iii) make loans or advances to any Loan Party or any Subsidiary; or (iv) transfer any of its property or assets to any Loan Party or any Subsidiary.

Section 6.5        Payments and Modifications of Subordinated Debt. No Loan Party will, or will permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement, (c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (d) amend or otherwise modify the terms of any such Debt if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (iii) change in a manner materially adverse to any Loan Party or Agent any event of default or add or make more restrictive any covenant with respect to such Debt, (iv) change the prepayment provisions of such Debt or any of the defined terms related thereto, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Loan Parties, any Subsidiaries, Agent or Lenders.

Loan Parties shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy thereof.

Section 6.6        Consolidations, Mergers and Sales of Assets.

  (a)         No Loan Party will, or will permit any Subsidiary to, directly or indirectly consolidate or merge or amalgamate with or into any other Person other than (i) consolidations or mergers among Loan Parties (provided that in any merger involving Sientra, Sientra shall be the surviving entity), (ii) consolidations or mergers among a Guarantor and a Loan Party so long as the Borrower is the surviving entity, (iii) consolidations or mergers among Guarantors, (iv) consolidations or mergers among Subsidiaries that are not Loan Parties and (v) consolidations or mergers in connection with a Permitted Acquisition (provided that in any merger involving Sientra, Sientra shall be the surviving entity and in any merger involving a Loan Party other than Sientra, the surviving entity shall be or become a Loan Party).

  (b)         [Reserved].

  (c)         Notwithstanding anything contained in the Facility Documents to the contrary, the Loan Parties may enter into and consummate Major Transactions (and enter into agreements with respect thereto).

Section 6.7        Purchase of Assets, Investments. No Loan Party will, or will permit any Subsidiary to, directly or indirectly:

  (a)         (i) make any Acquisition other than a Permitted Acquisition or (ii) acquire or own any other Investment other than Permitted Investments;

  (b)         without limiting clause (a), otherwise acquire or enter into any agreement to acquire any assets other than (i) in the Ordinary Course of Business, (ii) constituting capital expenditures, or (iii) constituting replacement assets purchased with proceeds of property insurance policies, awards or other compensation with respect to any eminent domain, condemnation or similar proceeding; or

  (c)         engage or enter into any agreement to engage in any joint venture or partnership with any other Person.

Section 6.8        Transactions with Affiliates. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Loan Party, except:

  (a)         transactions permitted by Section 6.3 of this Agreement;

  (b)         customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Borrower or any Subsidiary in the Ordinary Course of Business;

  (c)         transactions constituting bona fide equity raised or Subordinated Debt to the extent otherwise permitted hereunder;

  (d)         transactions that are disclosed to Agent in advance of being entered into and which contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Loan Party; and

(e)        transactions disclosed on Schedule 6.8 on the Closing Date.

Section 6.9        Modification of Organizational Documents. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 6.10    Reserved.

Section 6.11    Conduct of Business. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and similar, related or complementary businesses reasonably related, ancillary or supplemental thereto or incidental thereto or reasonably expansive thereof.

Section 6.12    Compliance with Anti-Corruption Laws. Agent hereby notifies Loan Parties that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Loan Parties and its principals, which information includes the name and address of each Loan Party and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Each Loan Party shall immediately notify Agent if such Loan Party has knowledge that any Loan Party, any additional Loan Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 6.13    Accounting Changes. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, or (b) change the fiscal year or method for determining the fiscal quarters of any Loan Party or of any consolidated Subsidiary of any Loan Party.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.1        Events of Default. Any of the following events, conditions or other occurrences shall constitute an “Event of Default”:

  (a)         The Borrower or any other Loan Party shall have failed (i) to pay when and as required to be paid herein or in any other Facility Document, any amount of principal of any Loan,

including upon maturity of the Loans, or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, or any fee or any other amount or Obligation payable hereunder or pursuant to any other Facility Document.

  (b)         Any Loan Party shall have failed to comply with or observe (i) 5.2(b), 5.3, 5.4(c), 5.6, 5.9, 5.10,5.12, 5.13, 5.18, 5.19 or Article 6 or any covenant contained in the Convertible Notes (including any Conversion Failure (as defined in the Convertible Notes) or (ii) any covenant contained in this Agreement or in any other Facility Document (other than occurrences described in other provisions of this Section 7.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Loan Party or waived by Agent within fifteen thirty (30) days after the earlier of (i) receipt by Borrower of notice from Agent or Required Lenders of such default, or (ii) the date on which any officer of any Loan Party or any of its subsidiaries becomes aware of such default.

  (c)         Any representation or warranty made or deemed made by any Loan Party in any Facility Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made or deemed made.

  (d)         (i) Failure of any Loan Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or to cause, Debt or other liabilities having a principal amount, individually or in the aggregate, in excess of $1,100,000 to become or be declared due prior to its stated maturity, or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt.

  (e)         Any Loan Party or any Subsidiary of a Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing.

  (f)         An involuntary case or other proceeding shall be commenced against any Loan Party or any Subsidiary of a Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Loan Party or any Subsidiary of a Loan Party under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Loan Party or Subsidiary.

  (g)         (i) Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $1,100,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs that could reasonably be expected to give rise to a Lien under Section 4068 of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $1,100,000.

  (h)         one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $1,100,000 shall be rendered against any or all Loan Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect.

  (i)         Any of the Facility Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any Loan Party shall so assert, in each case, unless such Facility Document terminates pursuant to the terms and conditions thereof without any breach or default thereunder by any Loan Party thereto..

  (j)         The institution by any Governmental Authority of criminal proceedings against any Loan Party.

  (k)         any Loan Party makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

  (l)         There shall occur any revocation, suspension, termination, rescission, non-renewal (except for any such non-renewal at the election of a Loan Party or a Subsidiary of a Loan Party as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect) or forfeiture or any similar final administrative action with respect to one or more Regulatory Required Permits, in each case, of any Loan Party or any Subsidiary of any Loan Party that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

  (m)       The Common Stock shall cease to be registered under the Exchange Act.

Section 7.2        Remedies. Upon the occurrence and during the continuance of any Event of Default the Required Lenders may direct Agent to:

  (a)         declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Facility Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;

  (b)         exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Facility Documents or applicable law;

provided, however, upon the occurrence of any event specified in Section 7.1(d) above, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent or any Lender.

ARTICLE 8

MISCELLANEOUS

Section 8.1        Notices. Any notices or other information (including an financial information) required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by email and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service), or when received by email in each case addressed to a party as follows (or such other address or email address provided by such party to such other parties pursuant to the below (or such later address or email address provided in accordance herewith):

Sientra, Inc.

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

Email: oliver.bennett@sientra.com

Attn: Oliver Bennett, Esq.

With a copy to (which shall not be deemed to constitute notice):

DLA Piper LLP (US)

4365 Executive Dr., Suite 1100

San Diego, CA 92121

Email: michael.kagnoff@dlapiper.com

Attn: Michael Kagnoff, Esq.

If to Agent:

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

E-mail: dclark@deerfield.com

Attn: David J. Clark, Esq.

With a copy to:

Cortland Capital Market Services LLC

225 W. Washington St., 9th Floor

Chicago, IL 60606

E-mail: legal@cortlandglobal.com and DeerfieldAgency@cortlandglobal.com

Attn: Legal Department and Deerfield Agency Department

With a copy to (which shall not be deemed to constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

E-mail: blauta@sullcrom.com

Attn: Ari B. Blaut, Esq.

If to any Lender, the information for notices included on Schedule 2.3 or pursuant to any assignment agreement assigning any Obligations to any new Lender.

Section 8.2        Cost and Expense Reimbursement. The Loan Parties agree to pay on or prior to the Closing Date and, within ten (10) Business Days after delivery of an invoice therefor, after the Closing Date, (a) all costs and expenses of the Lender Parties of negotiation, preparation, execution, delivery, filing and administration of the Facility Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such consent, amendment, waiver or other modification is ultimately consummated), (b) all fees, costs and expenses of legal counsel to each Lender Party in connection with the negotiation, preparation, execution and administration of the Facility Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower or any other Loan Party related thereto, (c) all costs and expenses, including fees, costs and expenses of legal counsel to the Agent and the Lenders and all fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Agent and the Lenders in enforcing any of the Facility Documents or any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Facility Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any proceeding or event of the type set forth in Section 7.1(d), (d) the cost of purchasing insurance in accordance with this Agreement that the Loan Parties fail to obtain as required by the Facility Documents, and (e) all fees, costs and expenses (including costs and expenses of counsel) incurred by the Agent or any Lender in connection with the enforcement of its rights or remedies under the Facility Documents after the occurrence or during the continuance of an Event of Default; provided that the aggregate fees and expenses of legal counsel to the Agent and the Lenders, taken as a whole, incurred prior to and including the Closing Date that are required to be reimbursed by the Borrower in connection with the execution of this Agreement on the Closing Date shall not exceed $275,000. Without limiting any of the foregoing provisions of this Section 8.2, any action taken by any Loan Party under or with respect to any Facility Document, even if required under any Facility Document or at the request of Agent or any other Lender, shall be at the sole expense of such Loan Party, and neither Agent nor any other Lender shall be required under any Facility Document to reimburse any Loan Party or any Subsidiary of any Loan Party therefor. The obligations and provisions contained in this Section 8.2 shall survive the termination of this Agreement and the repayment of the Obligations.

Section 8.3        Governing Law; Venue; Jurisdiction; Service of Process; WAIVER OF JURY TRIAL.

  (a)         This Agreement and the other Facility Documents (unless otherwise expressly stated therein) shall be governed by and construed and enforced in accordance with the laws of the State of New York.

  (b)         Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and, unless otherwise expressly stated therein, the other Facility Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York). Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or under the other Facility Documents or in connection herewith or with the other Facility Documents or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding; provided that nothing in this Agreement or in any other Facility Document shall limit the right of the Agent or any Lender to commence any suit, action or proceeding in federal, state or other court of any other jurisdiction to the extent the Agent or such Lender determines that such suit, action or proceeding is necessary or appropriate to exercise its rights or remedies under this Agreement or any of the other Facility Documents.

  (c)         Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

  (d)         THE PARTIES HERETO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER FACILITY DOCUMENTS AND ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO AGENT, REPRESENTATIVE OR OTHER PERSON AFFILIATED WITH OR RELATED TO ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE FACILITY DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.3. EACH OF THE PARTIES HERETO REPRESENT AND WARRANT THAT IT HAS HAD THE OPPORTUNITY TO REVIEW THE JURY WAIVER CONTAINED IN THIS SECTION 8.3 WITH LEGAL COUNSEL.

Section 8.4        Successors and Assigns.

  (a)         This Agreement shall bind and inure to the respective successors and permitted assigns of the Parties, except that no Loan Party may assign or otherwise transfer all or any part of its rights or obligations (including the Obligations) under the Facility Documents without the prior written consent of all of the Lenders, and any prohibited assignment by any of the Loan Parties shall be absolutely void ab initio.

  (b)         Any Lender may assign or transfer its rights or the Obligations owing to it under the Facility Documents, including the Convertible Notes, to any Person without the consent of any Party. Notwithstanding the anything contained in this Agreement or any other Facility Document to the contrary, prior to the occurrence of an Event of Default, Agent may not assign its rights under this provision to a Competitor. Upon a Lender’s assignment of any of the Loans held by it (in accordance with this Section 8.4(b)) and the Convertible Notes, the Agent shall record the identity of the transferee and other relevant information in the Register, and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender with respect to such Loan (as applicable) hereunder or under the other Facility Documents. For the avoidance of doubt, each assignment or transfer of the rights or Obligations of any Lender shall be subject only to the following conditions: (i) the parties to each assignment or transfer shall execute and deliver to Agent an Assignment and Assumption, (ii) the parties to each assignment shall send the Agent a recordation and processing fee of $3,500 and (ii) upon the reasonable request by Agent, the assignee or transferee shall provide all documentation and other information reasonably determined by Agent to be required by applicable regulatory authorities required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

  (c)         In addition to the other rights provided in this Section 8.4, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under the Facility Documents, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any holder of, or trustee for the benefit of the holders of, such Lender’s Debt or equity securities.

  (d)         Each Loan Party acknowledges and agrees that the Securities may be pledged by a holder thereof in connection with a bona fide margin agreement or other loan, financing or Debt secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities under the Facility Documents, and no such holder effecting any such pledge of Securities shall be required to provide any Loan Party or any of its Subsidiaries with any notice thereof or otherwise make any delivery to any Loan Party pursuant to any Facility Document. Each Loan Party hereby agrees, and agrees to cause each of its Subsidiaries, to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a holder of Securities.

Section 8.5        Entire Agreement; Amendments.

  (a)         The Facility Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.

  (b)         Subject to the provisions of Section 8.5(c), no amendment, restatement, modification, supplement, change, termination or waiver of any provision of this Agreement or the other Facility Documents, and no consent to any departure by any Loan Party therefrom shall in any event be effective without the written concurrence of the Borrower and the Required Lenders.

  (c)         No amendment, restatement, supplement, modification, change, termination, waiver or consent of any provision of any Facility Document shall, unless in writing and signed by Agent, (i) amend, restate, supplemented, modify, change, terminate or waive (or consent to any diversion from) any provision of this Section 8.5(c) or of any other provision of this Agreement or any other Facility Document that, by its terms, expressly requires the approval or concurrence of Agent, (ii) reduce the amount or postpone the due date of or waives any fees, expenses and/or indemnities payable to Agent hereunder or under the other Facility Documents or (iii) or otherwise affect the rights, benefits, liabilities or duties of Agent under this Agreement or any other Facility Document. Notwithstanding anything to the contrary in Section 8.5(b), Agent and the Borrower may amend or modify this Agreement and any other Facility Document to (A) cure any ambiguity, omission, defect or inconsistency therein, and (B) grant a new Lien to Agent, for the benefit of the Lender Parties, extend an existing Lien over additional property for the benefit of the Lender Parties or join additional Persons as Loan Parties.

  (d)         No consideration shall be offered or paid (in any form, whether cash, capital stock, other property or otherwise) to any Lender to amend, restate, supplement, modify or change or consent to a waiver of (or a diversion from) any provision of any of the Facility Documents unless the same consideration also is offered to all of the Lenders under the Facility Documents.

Section 8.6        Severability. If any provision of this Agreement or any of the other Facility Documents shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 8.7        Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies and other electronic methods of transmission thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 8.8        Survival. All representations and warranties made hereunder and in the other Facility Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive (and shall continue to be made in accordance with the terms hereof and thereof after) the execution and delivery of this Agreement and the other Facility Documents and the making of the Loans hereunder or thereunder. Such representations and warranties have been or will be relied upon by the Lender Parties, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the making of any Loan, and shall continue in full force and effect (and shall continue to be made in accordance with the terms of the applicable Facility Documents) as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, in each case, other than contingent obligations not due and owing.

Section 8.9        No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Facility Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to Agent or the Lenders upon any breach, Default or Event of Default under this Agreement, any other Facility Document or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of Agent or the Lenders in respect of any such breach, Default or Event of Default or any acquiescence by it therein, affect or impair any right, power or remedy of Agent or the Lenders in respect of any other breach, Default or any Event of Default. All rights and remedies existing under this Agreement and the other Facility Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.10     Indemnity.

  (a)        The Loan Parties shall, at all times, indemnify and hold harmless (the “Indemnity”) Agent, each Lender, each of their respective Affiliates, and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, the Facility Documents, the extension of credit under the Facility Documents or the Loans or the other Obligations, the use or intended use of the Loan or the other Obligations and the issuance of the Securities or Conversion Shares (including any transactions or assets financed in whole or in part, directly or indirectly, therewith), any disclosure made pursuant to Section 5.18, or the status of a Lender or other holder of Securities as an investor in any Loan Party, that an Indemnified Person may incur or to which an Indemnified Person may become subject, but excluding Excluded Taxes (each, a “Loss”). The Indemnity shall not be available to any Indemnified Person to the extent that a court or arbitral tribunal of competent jurisdiction issues a final and non-appealable judgment that such Loss resulted from the gross negligence or willful misconduct of such Indemnified Person. The Indemnity is independent of, and in addition to, any other agreement of any Party under any Facility Document to indemnify or any amount to the any of the Lender Parties, and any exclusion of any obligation to pay any amount under this Section 8.10(a) shall not affect the requirement to pay such amount under any other section or provision hereof or under any other agreement, instrument or document. For the avoidance of doubt, this Section 8.10 shall not apply to Indemnified Taxes.

  (b)        An Indemnified Person shall have the right to retain its own legal counsel with the fees, costs and expenses of such legal counsel and of such Indemnified Person to be paid by the Loan Parties. The indemnification required by this Section 8.10 shall be made and paid by such Loan Parties as Losses are incurred within ten (10) Business Days of written demand by such Indemnified Person.

  (c)        No settlement of (or any other agreement or arrangement related to) any Loss shall be entered into by any Loan Party or any of its Subsidiaries without the prior written consent of the applicable Indemnified Person.

  (d)        No Loan Party shall, nor shall it permit any of its Subsidiaries to, assert, and each Loan Party on behalf of itself and its Subsidiaries, hereby waives, any claim, loss or amount against any Indemnified Person with respect to any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the other Facility Documents or any undertaking or transaction contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Facility Documents or the transactions contemplated hereby or thereby.

Section 8.11     No Usury. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the highest rate permitted by Law. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the highest lawful rate permitted by Law, the outstanding amount of the Loans made hereunder shall bear interest at the highest lawful rate permitted by Law until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this

Agreement had at all times been in effect. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the highest lawful rate permitted by Law, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Loan Parties.

Section 8.12     [Reserved].

Section 8.13     Agent.

  (a)        Each Lender hereby irrevocably appoints Deerfield Partners, L.P. (together with any successor Agent appointed by Deerfield Partners, L.P. or any successor Agent that was appointed by the Required Lenders), as Agent hereunder and under the other Facility Documents and authorizes Agent to (i) execute and deliver the Facility Documents to which it is a party and accept delivery thereof on its behalf from any Loan Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under the Facility Documents and (iii) exercise such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Facility Document, Agent shall not have any duty or responsibility except those expressly set forth herein; nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Facility Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Facility Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 8.13 are solely for the benefit of Agent and the Lenders and none of the Borrower or the other Loan Parties shall have any rights as a third party beneficiary of any of the provisions in this Section 8.13. In performing its functions and duties under this Agreement and the other Facility Documents, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Loan Party. Agent may perform any of its duties hereunder, or under the Facility Documents, by or through its agents, subagents, servicers, trustees, investment managers or employees and any such Person shall benefit from this Section 8.13 to the extent provided by Agent. Agent shall have the same rights and powers under the Facility Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Loan Party, Affiliate of any Loan Party as if it were not Agent hereunder. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement or the other Facility Documents a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the other Facility Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the other Facility Documents except as expressly set forth herein or therein.

  (b)        Agent may execute any of its duties under this Agreement or any other Facility Document by or through agents, subagents, employees or attorneys in fact, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent, subagent or attorney in fact that it selects in the absence of gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

  (c)         Neither Agent nor any of its directors, officers, employees, attorneys, advisors, representatives or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Facility Document or the Transactions or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Facility Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Facility Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Facility Document to perform its obligations (including the Obligations) hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Facility Document, or to inspect the properties, books or records of any Loan Party or any Loan Party’s Affiliates.

  (d)        Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Facility Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Agent against any and all liabilities and expenses (including any fees and expenses of counsel to Agent) that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Facility Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

  (e)        Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default, unless Agent shall have received written notice from a Lender or any Loan Party referring to this Agreement and the other Facility Documents, describing such Event of Default or Default and stating that such notice is a “notice of default.” Agent shall take such action with respect to such Event of Default or Default as the Required Lenders may direct; provided that, unless and until Agent has received any such request, Agent shall not take any such action, or refrain from taking any such action, with respect to such Event of Default or Default.

  (f)        Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties, and made its own decision to enter into this Agreement and the other Facility Documents and to extend credit to Borrower hereunder and under the other Facility Documents. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Facility Documents, and to make such investigations as it deems necessary or appropriate to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or any other Loan Party that may come into the possession of Agent.

  (g)        Other than with respect to the matters described in clause (i) below, which shall be governed by such clause, whether or not the transactions contemplated hereby are consummated, each Lender shall severally indemnify upon demand Agent and its directors, officers, partners, employees, attorneys, advisors, representatives and agents (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of the Loan Parties to do so), according to its applicable pro rata share, from and against any and all losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, any of Agent’s duties, responsibilities or actions set forth in or that taken pursuant to the Facility Documents; provided that no Lender shall be liable for any payment to any such Person of any portion of the foregoing to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.13(g). Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Facility Document or any document contemplated by or referred to herein or therein, to the extent that Agent is not reimbursed for such fees, costs and expenses by or on behalf of the Loan Parties. The undertaking in this Section 8.13(g) shall survive repayment of the Loans and the other Obligations, termination of this Agreement or the other Facility Documents and the resignation or replacement of Agent.

  (h)        Agent may resign as Agent upon thirty (30) days’ notice to the Lenders, and the Required Lenders have the right, at their sole election, to remove the Person serving as Agent upon ten (10) days’ notice to Agent (or immediately upon any material breach of Agent of its obligations under the Facility Documents). If Agent resigns under this Agreement or the Required Lenders remove the Person serving as Agent, the Required Lenders shall appoint from among the Lenders a successor Agent for such successor Agent and the Lenders. If no successor Agent is appointed prior to the effective date of the resignation or removal of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent from among the Lenders. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring or removed Agent, and the term “Agent” shall mean such successor Agent, and the retiring or removed Agent’s appointment, powers and duties as Agent shall be immediately and automatically terminated at such time. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 8.13 shall inure to its benefit (in its capacity as Agent) as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Facility Documents. If no successor Agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation (or at the time of removal of a Person as Agent), the retiring Agent’s resignation or removal shall nevertheless thereupon become effective, and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

  (i)        Each Lender further agrees to indemnify Agent, its Affiliates and each of its and their employees, advisors, attorneys, representatives and agents (to the extent not reimbursed by any Loan Party), severally and ratably, from and against Liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, its Affiliates or any of its or their employees, advisors, attorneys, representatives or agents in any matter relating to or arising out of, in connection with or as a result of any Facility Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, its Affiliates or any of its or their employees, advisors, attorneys, representatives or agents under or with respect to any of the foregoing.

Section 8.14    USA Patriot Act. Each Lender that is subject to the USA Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent to identify each Loan Party in accordance with the USA Patriot Act.

Section 8.15    Placement Agent. The Borrower and the other Loan Parties shall be solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Facility Documents, including the offer, sale and issuance of the Securities. The Borrower and the other Loan Parties shall pay, and hold each of the Lender Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment.

Section 8.16    Independent Nature of Lenders. The obligations of each Lender under the Facility Documents are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under the Facility Documents. Each Lender shall be responsible only for its own representations, warranties, agreements and covenants under the Facility Documents. The decision of each Lender to acquire the Securities pursuant to the Facility Documents has been made by such Lender independently of any other Lender and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries that may have been made or given by any other Lender or by any agent, attorney, advisor, representative or employee of any other Lender, and no Lender nor any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Lender (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in the Facility Documents, and no action taken by any Lender pursuant hereto or thereto (including a Lender’s acquisition of Obligations, Convertible Notes or any other Securities at the same time as any other Lender), shall be deemed to constitute the Lenders as, and each of the Lenders acknowledges and agrees that the Lenders do not thereby constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such Obligations or the transactions contemplated by any of the Facility Documents, and none of the Loan Parties shall assert any contrary position.

Section 8.17    Required Disclosure. On December 6, 2016, a final judgment (the “Judgment”) was entered against Stifel, Nicolaus & Company, Incorporated (“Stifel”) by the United States District Court for the Eastern District of Wisconsin (Civil Action No. 2:11-cv-00755) resolving a civil lawsuit filed by the U.S. Securities & Exchange Commission (the “SEC”) in 2011 involving violations of several antifraud provisions of the federal securities laws in connection with the sale of synthetic collateralized debt obligations to five Wisconsin school districts in 2006. As a result of the Judgment: (i) Stifel is required to cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) and 17(a)(3) of the Securities Act; and (ii) Stifel and a former employee were jointly liable to pay disgorgement and prejudgment interest of $2.5 million. Stifel was also required to pay a civil penalty of $22.0 million, of which disgorgement and civil penalty Stifel was required to pay $12.5 million to the school districts involved in this matter. Simultaneously with the entry of the Judgment, the SEC issued an Order granting Stifel a waiver from, among other things, the application of the disqualification provisions of Rule 506(d)(1)(iv) of Regulation D under the Securities Act. A copy of the Judgment is available on the SEC’s website at: https://www.sec.gov/litigation/litreleases/2016/lr23700-final-judgment.pdf.

Section 8.18    Joint and Several. The obligations of the Loan Parties hereunder and under the other Facility Documents are joint and several.

Section 8.19    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties, the Agent, the Lenders and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Facility Documents.

Section 8.20    Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties party hereto, each Lender party hereto and Agent and such executed counterparts have been delivered to Agent and the Lenders pursuant to the terms of this Agreement.

Section 8.21    Payments Set Aside. To the extent that the Agent or any Lender receives a payment from the Borrower, from any other Loan Party, from the exercise of its rights of setoff, from any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 8.22    [Reserved].

Section 8.23    Right of Setoff. The Agent and each Lender and each of its Affiliates is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Debt, claims or other obligations at any time owing by the Agent, such Lender or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Facility Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of the Required Lenders. The rights under this Section 8.23 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, any Lender or any of their respective Affiliates may have.

Section 8.24    Sharing of Payments, Etc. If any Lender, directly or through any of its Affiliates, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff) (and other than pursuant to Section 8.4) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed in accordance with the provisions of the Facility Documents, such Lender shall purchase for cash from the other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such other Lenders to ensure such payment is applied as though it had been applied in accordance with this Agreement; provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

Section 8.25    Certain Securities Matters. Each of the Loan Parties acknowledges and agrees that none of the Lender Parties or holders of the Securities has been asked to agree, nor has any Lender Party agreed, to desist from purchasing or selling, long and/or short, capital stock or other securities of the Borrower or “derivative” securities or capital stock based on capital stock or other securities issued by the Borrower or to hold the Securities for any specified term.

Section 8.26    Subordination Agreement. This Agreement (and all payment and enforcement provisions with respect to the Obligations) is an unsecured obligation of the Loan Parties and is subject to the terms of (1) a Subordination Agreement, dated as of March 11, 2020, by and among the Loan Parties, MidCap Financial Trust, a Delaware statutory trust (together with its permitted successors and assigns), as administrative agent, the agent and the other parties named therein (as amended, restated, supplemented or otherwise modified from time to time, the “Subordination Agreement (Term Loan)”) and (2) a Subordination Agreement, dated as of March 11, 2020, by and among the Loan Parties, MidCap Funding IV Trust, a Delaware statutory trust (together with its permitted successors and assigns), as administrative agent, the agent and the other parties named therein (as amended, restated, supplemented or otherwise modified from time to time, the “Subordination Agreement (Revolving Loan)” and together with the Subordination Agreement (Term Loan), the “Subordination Agreements”). In the event of any inconsistency between this Agreement and the Subordination Agreements, the terms of the Subordination Agreements shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement, including the jury waiver contained herein, to be duly executed as of the first day written above.

BORROWER:

SIENTRA, INC., a Delaware corporation

By:	/s/Paul Little

Name:	Paul Little
Title:	CFO

OTHER LOAN PARTIES:

MIRADAY HOLDINGS, INC.

By:	/s/Paul Little

Name:	Paul Little
Title:	CFO

MIRADRY, INC.

By:	/s/Paul Little

Name: Paul Little
Title: CFO

MIRADRY INTERNATIONAL, INC.

By:	/s/Paul Little

Name: Paul Little
Title: CFO

[Signature Page to Facility Agreement]

LENDER AND AGENT:

DEERFIELD PARTNERS, L.P.

By:	Deerfield Mgmt, L.P.,
its General Partner

	By:	J.E. Flynn Capital, LLC,
its General Partner

		By:	/s/David J. Clark
Name: David J. Clark
Title: Authorized Signatory

[Signature Page to Facility Agreement]

ANNEX A

DISBURSEMENT AMOUNT

Lender	Disbursement Amount	% of Total Disbursement Amount

Deerfield Partners, L.P.	$60,000,000.00	100%

Total	$60,000,000.00	100%